Exhibit 12(a)


                   Elizabethtown Water Company & Subsidiary
               Computation of Ratio of Earnings to Fixed Charges

                        1990        1991        1992        1993        1994

                      ________    ________    ________    ________    ________
EARNINGS:
Income before
 preferred stock
 dividends           $7,978,778 $11,361,063 $12,149,343 $14,832,519 $14,223,142
Federal income taxes  3,990,799   5,630,265   6,021,464   7,916,794   7,413,995
Interest charges     10,582,686  11,016,414  10,623,801  11,437,710  10,402,060

                    ___________ ___________ ___________ ___________ ___________
Earnings available
 to cover fixed
 charges            $22,552,263 $28,007,742 $28,794,608 $34,187,023 $32,039,197

                    ___________ ___________ ___________ ___________ ___________

                    ___________ ___________ ___________ ___________ ___________

FIXED CHARGES:
Interest on long
 term debt          $ 9,587,723 $10,585,336 $10,516,521 $11,527,301 $10,774,008
Other interest        1,187,500     535,834     514,122      77,921     175,507
Amortization of debt
 discount - net         279,103     287,180     209,631     224,383     319,646

                    ___________ ___________ ___________ ___________ ___________

Total fixed charges $11,054,326 $11,408,350 $11,240,274 $11,829,605 $11,269,161

                    ___________ ___________ ___________ ___________ ___________

                    ___________ ___________ ___________ ___________ ___________

Ratio of Earnings to
 Fixed Charges             2.04        2.46        2.56        2.89        2.84

                    ___________ ___________ ___________ ___________ ___________

                    ___________ ___________ ___________ ___________ ___________


Earnings to Fixed Charges represents the sum of Income Before Preferred Stock Dividends, Federal income taxes and Interest Charges (which is reduced by Capitalized interest), divided by Fixed Charges. Fixed Charges consist of interest on long and short-term debt (which is not reduced by Capitalized interest), and Amortization of debt discount.